EXHIBIT NO.: 4.1





                                 ROBERT BRUNSON
                                    (SELLER)

                                       And

                                  CRYOCON, INC.
                               A Utah Corporation
                                     (BUYER)

PURCHASE AGREEMENT

         This Purchase Agreement ("Agreement") is made as of December 10, 1999, by Cryocon, a Utah Corporation ("Buyer") from Robert W. Brunson ("Seller"), the owner of the assets (collectively the "Parties").

         WHEREAS, Buyer desires to purchase and Seller desires to sell and convey to Buyer assets known as the CRYO-ACCURIZING DIVISION and the TRI-LAX PROCESS, upon the terms and subject to the conditions set forth herein: and

         WHEREAS, Seller is the sole owner of the subject assets, and as such, has a vested interest in the transactions referred to herein. Seller makes certain representations and warranties and to accept certain obligations as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


1.        PURCHASE AND SALE OF ASSETS


1.1 Purchase and Sale of Assets. At the Closing (as defined in Section 3), Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, for the purchase price hereinafter specified, free and clear of all liens, security interests, charges and encumbrances (except those set forth in paragraph 1.3 Assumption of Certain Liabilities), all of the assets described in Exhibit A, attached hereto and incorporated herein ("Assets"). The Asset's purchased and described in Exhibit A, include all of the Assets, among other assets, that Seller purchased or will purchase from 300 Below, Inc., pursuant to the Option to Purchase and Purchase Agreement; Re:
Cryo-Accurizing Division and the Tri-Lax Process executed on the 10th day of November 1999 (attached hereto and incorporated herein as Exhibit B; "300 Below Agreement"). The Seller will assign to Buyer all rights described in Exhibit B. Buyer purchases the assets described in Exhibits A and B subject to the Seller's rights and obligations set forth in Exhibit B.

1.2 Agreement Not to Compete. Seller shall not, at any time within the 5-year period following the Closing Date, directly or indirectly engage in any activities involving the development, marketing or licensing of the CRYO-ACCURIZING DIVISION and the TRI-LAX PROCESS that is the same as, similar to or competitive with the activities of Buyer. This provision shall be of no further effect in the event of a breach by Buyer of its obligations under Sections 2.1. (a), 2.1(b) and 2.1(c).

1.3 Assumption of Certain Liabilities. As of the Closing Date, Buyer shall assume the obligation to pay any unpaid portion of the purchase price set forth in Exhibit B, not already paid by Seller, and shall assume only those other liabilities set forth in the schedule Assumed Liabilities, attached hereto and incorporated herein ("Assumed Liabilities"), which schedule shall be updated as of the Closing Date. Buyer shall not assume, incur, guarantee, or otherwise be obligated with respect to any liability whatsoever of Seller other than as stated in the Assumed Liabilities. With respect to any Assumed Liability, such assumption by Buyer is for the benefit only of the Seller and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against Buyer that such party would not have against Seller, if this Agreement had not been consummated.

1.4 Other Liabilities Not Assumed. Buyer shall not assume any liabilities of Seller not stated in Paragraph 1.2 and that are not listed on the Schedule of Assumed Liabilities. Without limiting the generality of the foregoing, and except as otherwise provided on the Schedule of Assumed Liabilities, the Assumed Liabilities will not include, and Buyer shall not assume under this Agreement, any of the following Seller's obligations and liabilities:

         (a) Any of Seller's costs, expense, or tax liability arising from the sale of assets provided for by this Agreement;

         (b) Any debt, obligation, or liability to any person or any entity owned or controlled in whole or in part by Seller, under any agreement not identified;

         (c) Any of Seller's debt, obligation, or liability (or costs and expenses in connection therewith) to the extent that such debt, liability, or obligation is actually satisfied or paid on behalf of Seller by an insurer or insurers under a policy issued to such Seller;

         (d) Any of Seller's debt, obligation, or liability arising from any violation by Seller or his agents of any statute (or rule or regulation thereunder) or executive regulation of the United States or any State or any political subdivision or agency thereof (or any statutes or rule or regulation thereunder) or executive, administrative, or quasi-judicial regulation of any foreign government;

         (e) Any of Seller's debt, obligation, or liability whose existence violates or is contrary to any of Seller's representation or warranty;

         (f) Federal or state income tax or other tax liabilities known or unknown, existing, or arising prior to the Closing, with the exception of those listed on the on the Schedule of Assumed Liabilities;

         (g) Any liability or obligation for or arising from any claim for any tort, breach of any legal duty, breach or violation of a contract or violation or breach of any law, statute, ordinance, rule, regulation, injunction, or decree, or any liability or obligation for any product liability or other claim connected in any manner with any products, events, or activities sold, produced, or taking place prior to the Closing.

1.5 Assignment of Certain Contracts. At the Closing, Buyer shall succeed to the rights and privileges of Seller, and shall assume the express obligations of Seller, performable after the Closing pursuant to the Seller's contracts, and other agreements listed in Exhibit A. Without limiting the generality of the foregoing, Buyer shall not assume and shall have no liability with respect to any of the Seller's obligations, under any contract (a) other than a contract assigned and listed as an asset in Exhibit A, (b) required to be performed by Seller, under an assigned contract on or prior to the Closing, except to the extent that such obligation is set forth as an Assumed Liability hereunder, or
(c) arising out of any breach of any breach of an assigned Contract on or before the Closing.

1.6 Instruments of Conveyance, Assumption or Assignment. The sale, conveyance, transfer, assignment, and delivery of the Assets and the assumption of the

Assumed Liabilities, as herein provided, shall be effected by bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments in such reasonable and customary form as shall be requested Buyer, and Seller shall at any time and from time to time after the Closing, upon reasonable request execute, acknowledge, and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments and take such other actions as may be reasonably required to effectuate the transactions contemplated by this Agreement and upon Seller's failure to do so, at Seller's option, this Agreement shall, if allowed by governing law, act in lieu thereof.


2.        PURCHASE PRICE.

         In consideration for the sale, conveyance, transfer, and delivery of the Seller's Assets, and Agreement Not to Compete (set forth in paragraph 1.2), and under the terms and subject to the conditions set forth in this Agreement, Buyer shall pay Seller the Purchase Price, which shall be equal to the sum of fair value of Seller's Assets plus the assumption of the Assumed Liabilities.

2.1 Payment of Purchase Price/Payment Procedure. As consideration, Buyer shall tender to Seller the consideration set forth below:

         A. 9,700,00 shares of Buyer's common stock ("Shares") evidenced by a duly executed stock certificate to be delivered to Seller at the Closing.

         B. An amount equal to $50,000, payable in installment payments, pursuant to the terms of the Subordinated Convertible Debenture (attached hereto and incorporated herein as Exhibit C.

         C.       Cash in the amount of $70,000.


3.       CLOSING


3.1 Closing. The Closing of the sale and purchase will occur no later than January 1, 2000 (hereinafter, the "Closing Dates"). The Closing shall be at the offices of Cryocon Inc.


         3.2 Documents to be delivered by Seller at Closing. At or before Closing, Seller shall deliver Buyer such bills of sale, endorsements, assignments, deeds drafts, checks stock powers or other instruments as shall be effective to vest in Buyer good and marketable title to the Assets subject to no liens, encumbrances, or rights in any other party whatsoever, other than the Assumed Liabilities.

4.       TAXES AND PREPAID ITEMS.


         Except as otherwise provided herein, Buyer will pay all sales, use franchise, and other taxes and charges, including, without limitation, ad valorem taxes or other taxes which may become payable in connection with the sale of the Assets pursuant to the terms of this Agreement, and any all other taxes and charges accruing out of Sellers' use of the Assets prior to the Closing Date.


5.       REPRESENTATIONS AND WARRANTIES


         Seller represents and warrants to Buyer, the following:

5.1 Title and Share Ownership. The Seller's Assets conveyed, transfer and sold to Buyer by Seller will be, at Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. Seller is not a party to any agreement, which offers or grants to any person the right to purchase or acquire any of the assets sold herein to Buyer. There are no applicable laws or regulations that would, as a result of the sale of the assets to Buyer, impair, restrict or delay Buyer's rights with respect to the assets.

5.3 Liabilities. Seller does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not disclosed to the Buyer. Seller is not aware of any pending, threatened or asserted claims, lawsuits or contingencies pending, threatened or asserted claims, lawsuits or contingencies involving Seller. Seller, has not committed any contravention of any legislation or regulations to which it is subject and is not currently a party to any proceedings commenced by any third party, nor any dispute of any kind between Seller and any third party, and no such dispute will exist by the Closing of this Agreement.

5.7 Tax Returns. Within the times and in the manner prescribed by law, Seller has filed all applicable tax returns required by law and has duly paid all taxes, assessments, and penalties due and payable.

5.8 Authority to Perform Obligations. Seller has the right, power and authority to enter into, and perform its obligations under this Agreement. This Agreement has been duly executed by Seller and is a valid and binding obligation of Seller. Neither the execution nor performance by Seller of this Agreement and of the obligations hereunder will cause, constitute, or conflict with or result in
(a) a violation of any law or statute; (b) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, By-laws or Articles of Incorporation, or other agreements or instrument to which Seller is a party, or by which each may be bound, nor will any consents or authorizations of any party other than those hereto be required; (c) an event that would cause Seller to be liable to any party; or (d) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Seller except for the items described in this Agreement.

5.9 Full Disclosure and Closing Documents. The representations and warranties made by Seller, and the information set forth in all the Closing documents furnished or to be furnished or to be furnished on behalf of Seller are complete and accurate in all material respects and do not contain any untrue statements of a material fact, nor omit any material facts, the omission of which would be misleading. All Closing documents pertaining to Seller are valid and in accordance with the laws of the State of Utah.

6.       REMEDIES


6.1 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Salt Lake City, Utah in accordance with the Rules of the American Arbitration Association the existing, and judgment of the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

6.2 Indemnification. Seller agrees to indemnify Buyer against all actual losses, damages and expenses caused by (i) any material breach of this Agreement or any material misrepresentation by Seller contained herein or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.


7.       MISCELLANEOUS


7.1 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

7.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

7.3 Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or the exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

7.4 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

7.5 Counterparts. This Agreement may be executed in a number of counterparts, each shall be deemed an original, but all counterparts together shall constitute one Agreement.

7.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         Seller:                                        Buyer:

         Robert W. Brunson                              Cryocon, Inc.
         2250 North 1500 W.                             2250 N. 1500 W.
         Ogden, UT  84404                               Ogden, UT  84404

7.7 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

7.8 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement.

7.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

7.10 Governing Law. This Agreement is governed by the laws of the State of Utah.

7.11 In the event any party shall bring an action or submit to arbitration to enforce its rights under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorney's fees and cost of the proceeding.


Seller

Robert W.  Brunson




By:      /s/___________________________________
         Robert W. Brunson

Buyer:

Cryocon, Inc.



By:      /s/___________________________________
         James M. Retallick
         Authorized Representative for
         Cryocon, Inc.

Exhibit A


list of Assets purchased

         The following is a list of property, records, and items that are contemplated and herein specifically agreed to as subject of this Purchase Agreement.

     A.  Database (including 10,000 plus names)

     B.  Customer records and claims

     C.  Dealer Program (Agreements)

     D. Literature (flyers, brochures, articles, information sheets, artwork, etc.)

     E.  Banners & Signs (C-A and TRI-LAX) (1x6), all other signs

     F.  Promotional Materials (including hats, shirts, coupons, decals, etc.)

     G.  Tri-Lax Equipment (sonic and electromagnetic machines)

     H. Cryo-Accurizing specific materials (socks, sonic solution, anti-rust solution, etc.)

     I.  Advertising Schedule and Media Kits (including authority to change ads)

     J.  Shoot and Show schedules (SHOT show, etc)

     K. Trademark, specifically Registration #1,969, 850, for the Cryo-Accurizing Design/Logo and Pending Trademark Application for the words Cryo-Accurizing (file, legal, and registration paperwork)

     L. Patent, specifically patent number 5k,865,913 (file, legal and certificate)

     M.  Licenses granted to other parties to perform Cryo-Accurizing

     N.  Certificate and Winners file

     O.  Advertising files

     P.  Display material (targets, posters, magazines, etc.)

     Q.  Lists of sponsored individuals, groups, teams, etc. and events

     R. Lists of any parties or entities performing any testing of said processes.

         It is expressly acknowledged and agreed that if, during the transfer of property, items that both parties agree should be subject to this transfer are not included in this list, said items may be added in the spaces provided below and become apart of the assets covered under this agreement.
Acknowledged and agreed to:



/s/_______________________________
James M. Retallick
Authorized Representative for
Cryocon, Inc.



Robert W. Brunson

Exhibit B

OPTION TO PURCHASE AND PURCHASE AGREEMENT
RE: CRYO-ACCURIZING DIVISION AND THE TRI-LAX PROCESS

Exhibit C

CONVERTIBLE DEBENTURE

THE SECURITIES REPRESENTED BY THIS CONVERTIBLE DEBENTURE WERE ORIGINALLY ISSUED ON JANUARY 3, 2000 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE SALE OF THE COMPANY'S SECURITIES IS BEING MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED IN SECTION 4 (2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND REGULATION D, RULE 506. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS SUBORDINATED CONVERTIBLE DEBENTURE IS SUBJECT TO THE CONDITIONS SET FORTH IN THE CONVERTIBLE DEBENTURE, DATED jANUARY 3, 2000, BETWEEN THE ISSUER AND THE PURCHASER NAMED THEREIN. THE ISSUER RESERVES THE RIGHT TO REFUSE ANY TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

CRYOCON, INC.
(A Utah Corporation)

10% Convertible Promissory Debenture Due January 3, 2003

Registered Owner: Robert Brunson

Principal Amount: $50,000

Issue Date:       January 3, 2000

         CONVERTIBLE DEBENTURE (the "Debenture") dated as of January 3, 2000, by and between Cryocon, Inc. (the "Company"), a Utah corporation with an address at 2250 N. 1500 W., Ogden, Utah 84404; and Robert Brunson, or his assigns (the "Holder"), with an address at 2250 N. 1500 W., Ogden, Utah 84404.

         This Debenture is issued pursuant to a Purchase Agreement, dated as of December 10, 1999 (the "Purchase Agreement"), by and between Company and Holder. The Purchase Agreement contains terms governing the sell of Assets to the Company, and all provision of the Purchase Agreement is hereby incorporated herein in full by reference. Except as otherwise indicated herein, capitalized terms used in this Debenture have the same meanings set forth in the Purchase Agreement.

         The Company has duly authorized the execution and delivery of its 10% Debenture due January 3, 2003 in the principal amount of $50,000. It is agreed as follows:

         1. Payment The Company, for value received, hereby promises to pay to the order of the Holder the Principal Amount, set forth above, of this Debenture on or before January 3, 2003 (the "Due Date"), and pay interest quarterly on January 1, April 1, July 1, and October 1 of each year, at the rate of 10% per annum, until the earlier of an Event of Default, as defined herein, or the due date of the Debenture.

         Interest on the Debentures will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from the Issue Date of this Debenture. The Holder at its option may elect to receive payment of interest in cash or in Common Stock at the Conversion Price, as defined below. The Debenture may not be prepaid, except with the prior written consent of Holder.

2. Debentures-Transfer, Exchange When Debentures are presented to the Company with a request to register a transfer of such Debentures or to exchange such Debentures for an equal principal amount of Debentures of other denominations, the Company shall register such transfer or exchange without cost to the Holder.

3.       Redemption

(a) Redemption. If at any time after the Issue Date of this Debenture an Event of Default occurs, the Company shall redeem, at the option of the Holder of this Debenture, the outstanding principal amount of this Debenture at the Redemption Price. The "Redemption Price" is the total unpaid principal amount, plus accrued and unpaid interest thereon, at the Redemption Date.

(b) Notice of Redemption. The Holder may submit written notice of redemption, pursuant to paragraph (a) above, to the Company not less than ten (10) days prior to the date specified in the notice on which such redemption is to be made (the "Redemption Date"). In the case less than all of the aggregate principal amount of this Debenture is redeemed, a new Debenture representing the aggregate principal amount of the unredeemed, Debenture shall be issued to the Holder thereof without cost to such Holder within two (2) business days after surrender of this Debenture.

(c) Redemption Payments. For each Debenture or portion thereof which is to be redeemed hereunder, the Company shall be obligated on the applicable Redemption Date to pay to the Holder thereof (upon surrender by such Holder at the Company's principal office of the Debenture) the Redemption Price in cash or in immediately available funs. If Company does not make the payment when due, interest will accrue on all outstanding Debentures from and after the Redemption Date at the Default Rate, the Conversion Price calculated pursuant to Section 4 in connection with any subsequent conversion of this Debenture will be reduced to $0.014 per share, and this Debenture shall be immediately convertible notwithstanding any other restrictions on conversion.

(d) Interest After Redemption Date. If the Redemption Price of such Debenture is paid in full to the Holder of such Debenture on the Redemption Date, this Debenture shall not be entitled to any interest accruing after such date and on such date, all rights of the holder of the Debenture shall cease, and such Debenture shall no longer be deemed to be issued and outstanding.

4. Conversion. Subject to and upon compliance with the provisions of the Debentures, at the option of the Holder thereof, the Debentures or any portion thereof and any accrued and unpaid interest thereon may be converted into fully paid and nonassessable shares (calculated as to the nearest number of whole shares) of the Company's Common Stock at the Conversion Price as defined herein (the "Conversion Shares"). The "Conversion Price" is $0.028 per share. The total number of shares of Common Stock into which Debenture may be converted will be determined by dividing the unpaid principal amount, plus accrued and unpaid interest thereon by the Conversion Price. No fractional shares will be issued upon conversion. The Conversion right expires when all of the Debentures have been paid in full, including accrued interest and costs of collection.

         In the case of any Debenture which is surrendered for conversion, accrued and unpaid interest will be payable on such Debenture with respect to the period ending on conversion date. The Holder at his option may elect to receive payment of interest in cash or in Common Stock at the Conversion Price.

         Upon the occurrence of an Event of Default, all of the Debentures shall be immediately convertible notwithstanding any timing restrictions imposed herein.

         A. Exercise of Conversion Right. To exercise the conversion right, the Holder of the Debenture shall surrender to the Company such Debentures, duly endorsed, accompanied by written Notice of Conversion to the Company in the form provided in this Debenture that the Holder elects to convert such Debenture, or if less than the entire principal amount thereof is to be converted, the specified portion.

         Debentures shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Debentures for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Debentures as Holders shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.

         Within two days after the conversion date, the Company, without cost to the Holder, shall issue and deliver to Holder the converted Debenture or the person, specified by such Holder, a certificate for the number of full shares of Common Stock issuable upon conversion registered in the name of such Holder or such other person as shall have been specified by such Holder and all accrued and unpaid interest on the converted Debenture or portion there upon which the Holder does not elect to receive payment in Common Stock.

         Upon Conversion of this Debenture, the Company shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

         The Company shall not close its books against the transfer of Common Stock issued or issuable upon conversion of this Debenture in any manner that interferes with the timely conversion of this Debenture. The Company shall assist and cooperate with any Holder of this Debenture required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Debenture (including, without limitation, making any filings required to be made by the Company).

         The conversion rights of any Debenture subject to redemption hereunder shall terminate on the Redemption Date for such Debenture unless the Company has failed to pay to Holder thereof the Redemption Price of such Debenture or portion thereof.

         B. Consolidation of Company. In the case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding shares of the class issuable upon conversion of the Debentures), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Holder of each Debenture, then outstanding shall have the right to exercise such Debenture for the purchase of the kind and amount of shares of Common Stock and other securities and property receivable upon such consolidation, merger, sale, or transfer by a holder of the number of shares of Common Stock which would have been issuable if the conversion of the Debentures had occurred immediately prior to such consolidation, merger, sale or transfer.

5. Registration Rights. The Company, at its sole cost and expense, covenants to immediately register or qualify or cause to be registered or qualified by one or more registrations or qualifications under applicable federal and state securities laws the sale and resale by the Holder of all the Conversion Shares and all of the additional shares of Common Stock issued or issuable to the Holder pursuant to this Debenture, if any, (the "Registrable Securities"), and to maintain such registrations or qualifications effective for all periods during which any portion of any Debenture may be converted. The Company covenants to use its best efforts to cause such registrations or qualifications to become effective as soon after filing as possible and to remain effective for all periods during which any portion of any Debenture may be converted. The Company covenants to prepare and file with the Securities and Exchange Commission such amendments and supplements to such registrations or qualification and the prospectus used in connection therewith as may be necessary to keep such registrations or qualifications effective and to comply with the provisions of the Securities Act of 1933, as amended, respect to the disposition of all securities covered by such registration or qualification in accordance with the intended methods of disposition by the Holder thereof set forth in such registration or qualification.

6. Piggyback Registration. If Company, at any time or times proposes or is required to register any of its Common Stock or other equity securities for public sale for cash under the Securities Act (other than on Forms S-4 or S-8 or successor forms thereto or any form on which the Registrable Securities are not eligible to be registered), and any applicable state securities law, it will at each such time or times give written notice to the Holder of its intention to do so. Upon the written request of Holder given within fifteen (15) days after receipt of any such notice, Company shall use its best efforts to cause the registration of Holder's conversion shares pursuant to the Securities Act and any applicable state securities laws; provided, that if the Piggyback Registration involves a public offering and the underwriters thereof advise Company in writing that in their opinion the Conversion Shares proposed to be registered in such Piggyback Registration should be offered for sale so as not to materially and adversely affect the price or salability of the stock being registered by Company, then the Holders proposing to include conversion shares in the registration statement, other than pursuant to the exercise of demand rights or piggyback rights, shall reduce on a pro rata basis the number of Conversion Shares to be included in the registration statement.

7. Holder's Investment Representation. Holder understands that the purchase and sale of the subject Debentures have not been registered under the Securities Act or applicable state securities laws on the basis that the purchase and sale of the Dentures are exempt from such registration under the Securities Act and Securities Laws based in part upon the representations made herein. Holder, thereby, represents that he does not intend to resell or otherwise dispose of the shares being purchased and sold hereby. Holder, further represents that he is acquiring the Debentures for investment purposes only and for his own account, not on behalf of others, and not with a view to resell or otherwise to distribute the purchased shares, and the Holder will not sell or otherwise distribute the purchased shares without registration under the Securities Act and applicable Securities Laws or pursuant to applicable exceptions therefrom.

         The Holder represents that he will not attempt to sell or otherwise distribute his Debentures, except in compliance with the anti-fraud, registration and any of the material provisions of the Securities Act and applicable Securities Law.

         A legend will be placed on the certificate evidencing the Debenture to the effect that such shares have not been registered under the Securities Act or applicable Securities Laws and that the Purchased Shares may not be resold unless they are registered under the Securities Act and Securities Laws or pursuant to applicable exemptions therefrom.

8. Representations, Warranties and Covenants. The Company hereby represents, warrants and covenants as follows:

         A. Reservation of Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or out of the Common Stock held in treasury, the full number of shares of Common Stock as shall from time to time be issuable upon the conversion of all issued and outstanding Debentures.

         B. Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of Debentures, including interest, additional shares of Common Stock and penalties, will upon issue be fully paid and nonassessable and the Company will pay all taxes, liens and charges that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Debentures pursuant hereto.

         C. Payment of Debentures. The Company shall pay the principal of, and interest on, the Debentures on the dates and in the manner provided herein and in the Debentures.

         D. Continued Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation and will refrain from taking any action that would cause its existence as a corporation to cease, including without limitation any action that would result in the liquidation, winding up or dissolution of the Company.

         E. Further Assurances. From time to time the Company will make, execute and deliver to the Holder, or cause to be made, executed and delivered to the Holder, any and all such further and other instruments and assurances as may be reasonably necessary or proper to carry out the intention of, or to facilitate the performance of, the terms of this Debenture or to secure the rights and remedies hereunder of Holders.

         F. Restricted Payments. The Company shall not declare and pay any dividends on its capital stock or redeem, acquire or otherwise retire for value any securities issued by it (other than the Debentures) unless, at the time of the taking of such action, no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing.

         G. Successors. The Company shall not, whether in a single transaction or through a series of related transactions, consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless such person agrees in writing to assume all obligations of the Company under the Debentures.

         H. Authorization. The Company has full authority to make and perform its obligations under the Debentures, and the Debentures when executed and delivered by the Company were or will be the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

         I. Litigation. There is no claim, litigation or governmental proceedings against the Company now pending or, to the knowledge of the Company, threatened, which is substantial in amount or which, if adversely determined would have a material adverse effect on the financial condition of the Company or the ability of the Company to perform its obligations under the Debentures.

9.       Defaults and Remedies.
         ---------------------

         A.       Events of Default. An "Event of Default" shall occur if:

                  (i) The Company defaults in the payment of principal or interest on any Debenture when the same becomes due or payable, whether at maturity or upon acceleration or redemption or otherwise;

                  (ii) The Company fails to perform or observe any material provision contained in this Debenture, the Purchase Agreement or related documents.

                  (iii) Any representation or warranty contained in the Purchase Agreement or required to be furnished to any holder of Debentures pursuant to the Purchase Agreement, or any information contained in writing required to be furnished by the Company to any holder of the Debentures, is false or misleading in any material respect on the date made or furnished;

                  (iv) The Company pursuant to or within the meaning of any Bankruptcy Law becomes a party to any bankruptcy or insolvency proceedings and such proceeding is not dismissed within thirty
                  (30) days; and

                  (v) Any material provision of the Purchase Agreement, the Debentures or any related document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company seeking to establish the invalidity or enforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under the Purchase Agreement or any related document;

         B. Notice of Company's Default. Holder shall give written notice to Company of any Event of Default, which notice shall specify: (a) the nature of the act, omission, or deficiency giving rise to the Event of Default, (b) the action required to cure the default, if an action to cure is possible, and (c) a date, which shall not be less than 30 calendar days from the mailing of the notice, by which such action to cure must be taken, if any action to cure is possible.

         C. Lender's Remedies. Upon the happening of an Event of Default, after notice to Company of the Event of Default, as set forth above, and, if an action to cure is specified in the notice, Company's failure to cure the deficiency with the time specified in the notice, Holder may, in addition to other rights and remedies permitted by law, proceed with any and all of the following remedies in any order or combination Holder may choose in its sole discretion:

                  (i) Terminate this Agreement, in which case the Holder may declare the entire principal amount of the Debenture outstanding and all accrued interest immediately due and payable and demand, at the Holder's election, that the Company redeem the Debentures in accordance with paragraph 3, convert the Debenture pursuant to paragraph 4, or demand immediate full payment of the principal amount outstanding and all accrued interest under the Debenture; or

                  (ii) Bring an action for equitable relief (1) seeking the specific performance by Company of the terms and conditions of the Debenture, Purchase Agreement, or related documents, and/or enjoining, abating, or preventing any violation of said terms and conditions, and./or (3) seeking declaratory relief.


         D. Enforcement. The Company shall reimburse or pay, on demand, to or on behalf of the Holder the costs and expenses, including reasonable fees and expenses of counsel(s) to the Holder, incurred by the Holder in connection with the enforcement, whether with or without suit, of this Debenture, the Purchase Agreement and any of the related documents.

10.     Miscellaneous.
        -------------

         10.1 Governing Law. This Debenture shall be governed by and construed in accordance with the substantive laws of the State of Utah. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought exclusively in a state or federal court in Salt Lake City, Utah.

         10.2 Waivers; Cumulative Remedies. Any waiver, consent or the like must be in writing. Any waiver by either party of any breach of this Agreement by the other party shall not constitute a waiver of any other or subsequent breach of this Agreement. All remedies, either under this Agreement or by law or otherwise, afforded to the parties hereunder shall be cumulative and not alternative.

         10.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective upon receipt by facsimile with a confirming copy sent by first-class mail, postage prepaid, or five (5) days after deposit in the U.S. postal system by certified or registered mail, return receipt requested, postage prepaid to the addresses first set forth below such other address as a party may designate for itself by providing notice hereunder:


     Holder                                  Company
Robert W. Brunson                            Cryocon, Inc.
2250 N. 1500 W.                              2250 N. 1500 W.
Ogden, Utah  84404                           Ogden, Utah  84404

         10.4 Attorneys' Fees. In any action brought to construe or enforce this Debenture, the prevailing party shall receive in addition to any other remedy to which it may be entitled, compensation for all costs incurred in pursuing such action, including, but not limited to, reasonable attorneys' and expert witnesses' fees and costs.

         10.5 Severability. In case any provision of this Debenture is held to be invalid or unenforceable, such provision shall be deemed amended to the extent required to make it valid and enforceable and such amended provision and the remaining provisions of this Debenture will remain in full force and effect.

         10.6 Title and Headings. The titles and headings contained in this Debenture are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Debenture.

         10.7 Successor and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

         10.8 Rights of Third Parties. Nothing contained in this Debenture, express or implied, shall be deemed to confer any rights or remedies upon, or obligate any of the parties hereto, to any person or entity.

         10.9 Entire Agreement; Amendment. This Debenture, and the other documents delivered pursuant hereto constitute the full, complete and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes and revokes all other previous discussions, understanding and agreements, whether oral or written, between the parties with regard to the subject matter hereof. Any term of this Debenture may be amended and the observance of any term of this Debenture may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the affected party.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be executed by its duly authorized officer or agent as of the day and year first above written.


CRYOCON, INC.


BY:      /s/
         ----------------------------------
         Authorized Representative


         James M. Retallick
         ----------------------------------
         Print Name


THE HOLDER:


BY:      /s/
         ----------------------------------
         Robert Brunson

NOTICE OF CONVERSION

To:      Cryocon, Inc.

         The undersigned registered owner of this Debenture hereby exercises the option to convert this Debenture, or the portion hereof designated below, and the accrued interest thereon designated below into shares of Common Stock in accordance with the terms of the Debenture, and directs that the shares issuable and deliverable upon the conversion, together a new Debenture representing any unconverted principal amount hereof, be issued and delivered the registered owner hereof, unless a different name has been provided below.

Principal Amount to be converted                     $   50,000.00
                                                     -------------


Accrued interest to be converted                     $    6,070.65
                                                     -------------


Number of shares of Common Stock                         2,002,523
                                                     -------------


Dated:  December 28, 2000
        -----------------


        /s/
------------------------------
Signature:  ROBERT W. BRUNSON

Complete the following for registration of shares of Common Stock, if they are to be delivered, or Debentures, if they are to be issued, other than to and in the name of the registered owner:


-------------------------------------
Name

-------------------------------------

-------------------------------------

-------------------------------------
Address



-------------------------------------
Soc. Sec. or Tax I.D. No.

Schedule Of Assumed Liabilities

Schedule of Assigned Contracts